Press Release
For Immediate Release
ITCTransmission and AEP to Conduct Joint Feasibility Study
Study to focus on potential improvements to transmission grid to enhance Michigan and regional electricity transmission reliability
Novi, Mich. – November 6, 2006 – Today ITCTransmission, a subsidiary of ITC Holdings (NYSE: ITC), announced that it has signed a memorandum of understanding (MOU) with American Electric Power (AEP) to jointly commence a study of building a 765kV transmission network in Michigan’s Lower Peninsula, potentially in both ITCTransmission and METC’s service territory, that would link to AEP’s existing 765kV transmission infrastructure.
The effort will study the merit and benefits of the construction of such transmission infrastructure improvements in order to address the electric reliability deficiencies in Michigan and the region. Such an extension would create and expand an energy superhighway system in Michigan that is comparable to the nation’s construction of the interstate highway system.
The scope of the MOU does not include provisions to build or operate transmission. Any future activities regarding construction of any transmission upgrades will be determined after the completion of the study which is expected to be completed by late 2006.
“ITCTransmission continues in its mission to invest in the transmission infrastructure as a means to improve electric reliability for its customers and lower the overall cost of delivered energy,” said Joseph L. Welch, president and CEO of ITCTransmission. “The transmission grid in Michigan has suffered after a 30-year trend of underinvestment, and we must begin actively looking to implement a long-term solution that will address Michigan’s current electric reliability needs now and for years to come.”
This particular study is focused on the construction of 765kV transmission infrastructure; however, other alternatives will also be considered in order to find the optimal solution for Michigan and the region. Results from the study will be reviewed with stakeholders, including the Michigan Public Service Commission and the Federal Energy Regulatory Commission as well as the utilities’ respective regional transmission organizations (RTOs), the Midwest Independent Transmission System Operator (MISO) and PJM.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) is in the business of investing in electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy. Through our operating subsidiaries, ITCTransmission and Michigan Electric Transmission Company, LLC (METC), we are the only publicly traded company engaged exclusively in the transmission of electricity in the United States. We are also the largest independent electric transmission company and the tenth largest electric transmission company in the country based on transmission load served. ITCTransmission and METC operate contiguous, fully-regulated, high-voltage systems in Michigan’s Lower Peninsula, an area with a population of approximately 9.8 million people, that transmit electricity to local electricity distribution facilities from generating stations throughout Michigan and surrounding areas. For more information on ITC Holdings Corp., please visit http://www.itc-holdings.com. For more information on ITCTransmission or METC, please visit http://www.itctransco.com or http://www.metcllc.com, respectively.
About AEP
American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 36,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). American Electric Power, based in Columbus, Ohio, is celebrating its 100th anniversary in 2006. (itc-ITC)
Contacts
Investors & Analysts: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com), or Media: Lisa Aragon (248.835.9300, laragon@itc-holdings.com), both of ITC Holdings Corp.
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